April 26, 2018	Owen J. Pinkerton 202-216-4812 opinkerton@mmmlaw.com www.mmmlaw.com via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Attention: Ashley Vroman-Lee

Re:	Stira Alcentra Global Credit Fund

Post-Effective Amendment No. 4 to Registration Statement on Form N-2

Request for Acceleration

File Nos. 333-214405; 811-23210

Ladies and Gentlemen:

On behalf of Stira Alcentra Global Credit Fund (the “Fund”), enclosed for filing is the Fund’s request pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Act”), for the acceleration of the effectiveness of its Post-Effective Amendment No. 4 to the Fund’s Registration Statement on Form N-2 (File No. 333-214405) under the Act to immediate effectiveness on April 30, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please do not hesitate to contact the undersigned at (202) 216-4812.

Sincerely, MORRIS, MANNING & MARTIN, LLP

By:	/s/ Owen J. Pinkerton
Name:	Owen J. Pinkerton

cc:	Christopher Hilbert

Richard Gann

Phone: 202.408.5153    |    www.mmmlaw.com

1401 Eye Street, NW    |    Suite 600    |    Washington, DC 20005

Atlanta    •    Washington, DC    •    Raleigh-Durham    •    Savannah

International Marketing Office: Beijing

Stira Alcentra Global Credit Fund

18100 Von Karman Avenue

Suite 500

Irvine, California 92612

April 26, 2018

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Attention: Ashley Vroman-Lee

Re:	Stira Alcentra Global Credit Fund

Post-Effective Amendment No. 4 to Registration Statement on Form N-2

Request for Acceleration

File Nos. 333-214405; 811-23210

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, amended (the “Act”), Stira Alcentra Global Credit Fund (the “Fund”) hereby requests acceleration of the effective date of its Post-Effective Amendment No. 4 to the Fund’s Registration Statement on Form N-2 (File No. 333-214405) under the Act to immediate effectiveness on April 30, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please call me at (877) 567-7264.

Sincerely, Stira Alcentra Global Credit Fund

By:	/s/ Richard Gann
Name:	Richard Gann
Title:	President

cc:	Owen J. Pinkerton, Esq.